EXHIBIT 10.7

AMENDED AND RESTATED PROMISSORY NOTE

In the original principal amount of $163,103,099.24	Dated: October 1, 1991
Amended and Restated as of the
Effective Date November 21, 2006

FOR VALUE RECEIVED, CONTINENTAL TOWERS, L.L.C., a Delaware limited liability company, whose mailing address is c/o CTA General Partner, L.L.C., 77 W. Wacker Drive, Suite 3900, Chicago, IL 60601 and CONTINENTAL TOWERS ASSOCIATES III, L.L.C., a Delaware limited liability company, whose mailing address is c/o CTA General Partner, L.L.C., 77 W. Wacker Drive, Suite 3900, Chicago, IL 60601 (collectively, “Borrower”) promises to pay to the order of PGRT EQUITY, L.L.C., a Delaware limited liability company, whose mailing address is 77 W. Wacker Drive, Suite 3900, Chicago, IL 60601 (“Holder”), or any subsequent holder of this Note, the principal sum of One Hundred Sixty-Three Million One Hundred Three Thousand Ninety-Nine and 24/100 Dollars ($163,103,099.24), with interest on the unpaid balance of such amount from the date hereof at the rates of interest specified herein.

1.      Certain Defined Terms. In addition to the terms defined elsewhere in this Note, as used herein, the following terms shall have the following meanings:

“Adjusted Net Operating Income” for any period shall mean Net Operating Income for such period less Basic Payments made during such period.

“Assignment” shall mean that certain Amended and Restated Assignment of Leases and Rents dated as of the date hereof executed by Borrower for the benefit of Holder, which Amended and Restated Assignment of Rents amends and restates the Original Assignment of Rents (as defined in the Loan Agreement) in its entirety.

“Base Interest Rate” shall have the meaning set forth in Section 2(a) hereof.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in Chicago, Illinois.

“Contingent Interest” shall have the meaning set forth in Section 4(a).

“Default Interest” shall be a rate of interest that is 4% above the Base Interest Rate and, if due, shall be in addition to Contingent Interest.

“Holder” shall mean PGRT Equity, L.L.C. and any subsequent holder of this Note.

“Mortgage” shall mean the Amended and Restated Mortgage of even date herewith, mortgaging certain real and personal property described therein situated in the City of Rolling Meadows, Illinois, upon which an office and commercial complex is constructed and may hereafter be constructed, given as security for the payment of this Note.

“Initial Disbursement Date” shall mean October 1, 1991.

“Loan” shall mean the loan made and disbursed as set forth in the Loan Agreement, evidenced by this Note.

“Loan Agreement” shall mean the Second Amended and Restated Loan Agreement dated of even date herewith which amends and restates the Original Loan Agreement in its entirety.

“Loan Documents” shall mean this Note, the Mortgage, the Assignment, the Loan Agreement and all other documents, agreements and instruments evidencing, securing or in any way relating to the Loan, together with all amendments thereto which may hereafter exist.

“Loan Year” shall have the meaning defined in the Loan Agreement.

“Maturity Date” shall mean the earliest to occur of (a) the Scheduled Maturity Date, or (ii) the date to which Holder accelerates the payment of the Loan pursuant to the provisions of this Note, the Loan Agreement or the Mortgage.

“Maximum Amount” shall have the meaning defined in Section 15 hereof.

“Net Operating Income” shall have the meaning defined in the Loan Agreement.

“Note” shall mean this Promissory Note, together with all amendments hereto from time to time.

“Original Loan Agreement” shall mean have the meaning defined in the Loan Agreement.

“Outstanding Balance” shall mean the outstanding principal balance of the Note and all accrued interest thereon, whether or not capitalized, as of the date of calculation.

“Parties” shall mean Borrower and Holder.

“Premises” or “Property” shall have the meaning assigned in the Mortgage.

“Scheduled Maturity Date” shall mean January 5, 2013.

2.	Calculation and Payment of Base Interest. From and after the date hereof:
(a)	Base Interest shall accrue at the rate of 6.5% per annum (“Base Interest Rate”).

(b)           Borrower shall pay Base Interest from Adjusted Net Operating Income on the 20th day of each month.

(c)           Net Operating Income and all components thereof shall be subject to audit and review by Holder and its auditors, at Borrower’s expense, and in any such audit and review, Holder’s auditors may adjust and reallocate items of income and expense, and the timing thereof, as they may deem necessary to accurately present Net Operating Income and the components thereof on a basis consistent from year to year or period to period.

(d)           To the extent Base Interest accruing each month is not paid in full by the twentieth (20th) day of the following month, the same shall be capitalized and added to the principal balance of this Note as of the last day of the month in which it accrued, to accrue interest thereafter at the Base Interest Rate.

3.	Calculation and Payment of Contingent Interest. From and after the date hereof:

(a)           Contingent Interest shall accrue on the principal balance of this Note from time to time at the rate of 6% per annum and shall be paid from Adjusted Net Operating Income only after all Base Interest (including any which may have been capitalized) has been paid.

(b)           To the extent Contingent Interest accruing each month is not paid in full by the twentieth (20th) day of the following month, the same shall be capitalized and added to the principal balance of this Note as of the last day of the month in which it accrued, to accrue interest thereafter at the Base Interest Rate.

4.            Maturity. The entire Outstanding Balance hereof and other obligations payable pursuant to the Loan Agreement, the Mortgage or other Loan Documents shall be due and payable to Holder on the Maturity Date, whether occurring by lapse of time or acceleration.

5.            Survival of Payment of Obligations. The obligations of Borrower hereunder shall be secured by the Mortgage and the other Loan Documents and Collateral (as defined in the Loan Agreement); and Holder shall be under no obligation to satisfy or otherwise release the Mortgage and the other recorded Loan Documents until the payment in full of all amounts payable to Holder under this Note and all other Loan Documents.

6.            Payments. All payments on account of the Loan or this Note shall be made not later than noon (Chicago time) on the day when due in lawful money of the United States in same day or other immediately available funds and are payable at Holder’s office at 77 W. Wacker Drive, Suite 3900, Chicago, IL 60601, or at such other place as Holder shall notify the Borrower in writing.

7.            Prepayment. Subject to the provisions of Section 8 hereof, this Note may be prepaid in whole or in part without premium or penalty; provided that any permitted prepayment shall be preceded by not less than thirty (30) days’ prior written notice from Borrower to Holder, except for any prepayment resulting from the application of insurance or condemnation proceeds, which may be made without prior notice.

8.	Application of Payments.

(a)           All payments received by Holder under the Loan shall be applied by Holder in the same order and manner set forth in Section 3.4 of the Loan Agreement for the application of Adjusted Net Operating Income; and

(b)           Notwithstanding anything to the contrary herein contained, in the event that there shall have occurred an Event of Default under the Mortgage, Holder, in its discretion, may apply any payment under this Note in accordance with the provisions of the Mortgage or the Loan Agreement.

9.            Late Payment. In the event Borrower fails to make any payment due under this Note, within five (5) days after the same shall become due, whether by acceleration of payment or otherwise, Holder, in addition to its rights set forth in Section 10 hereof, may at its option impose a late charge on Borrower, payable upon demand, equal to the greater of:

(a)           The amount resulting from applying the rate of Default Interest, computed from the date such payment was due and payable to the date of receipt of such payment by Holder in good and immediately available funds, or

(b)           An amount equal to Five Percent (5%) of the amount of such past due payment notwithstanding the date on which such payment is actually paid to Holder;

provided, however, that if any such delinquency charge under Subsections (a) or (b) of this Section 9 is not recognized as liquidated damages for the delinquency (as contemplated by Borrower and Holder), and is deemed to be interest in excess of the Maximum Amount, the amount actually collected by Holder in excess of such lawful amount shall be applied in accordance with the provisions of Section 16 hereof.

10.          Acceleration of Indebtedness. If any payment required herein or in the Loan Agreement is not made when due in any month, the Holder may give written notice to the Borrower stating that Borrower will be in default if the delinquent amount is not paid within ten (10) Business Days. If Borrower does not pay the delinquent amount before the expiration of the stated period, it shall be deemed in default under this Note (a “Payment Default”). Upon a Payment Default or upon the happening of any “Event of Default” as defined in the Loan Agreement, Mortgage or any of the Loan Documents, then and in any such event, the Outstanding Balance evidenced hereby and all interest accrued thereon and all charges and fees which are part of the Loan and any other sums advanced by Holder under this Note and the other Loan Documents shall, at the option of Holder, and without notice, demand or presentment for payment to Borrower or any other person or entity, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity, anything herein or in the other Loan Documents to the contrary notwithstanding, all without any relief whatever from any valuation or appraisement laws and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Holder in this Note, the Loan Agreement, the Mortgage, in any of the other Loan Documents, or by such other rights and remedies which Holder may have at law, equity or otherwise. Default Interest shall accrue on the Outstanding Balance from the date of any default hereunder (so long as such default shall continue), regardless of whether or not there shall have been an acceleration of the payment of principal as set forth herein.

11.          Loan Agreement and Security. This Note evidences a loan with an Outstanding Balance as of November 15, 2006 of $165,080,192.00 made and disbursed to or for the benefit of the Borrower, as provided for and in accordance with the provisions of the Loan Agreement; and in connection therewith:

(a)           The terms and provisions of the Loan Agreement are hereby incorporated herein by this reference as fully and with the same effect as if set forth herein at length;

(b)           To the extent that any of the terms and provisions hereof conflict with any of the terms and provisions of the Loan Agreement, the terms and provisions of the Loan Agreement shall prevail; and

(c)           Payment hereof and all obligations of Borrower and other parties (other than Holder) to the Loan Agreement are secured by the Mortgage and the other Loan Documents.

12.          Expenses and Costs of Collection. Borrower shall pay all costs and expenses of collection incurred by Holder, in addition to principal, interest and late or delinquency charges (including, without limitation, court costs and reasonable attorneys’ fees and disbursements through and including any appellate proceedings and any special proceedings) and including all costs and expenses incurred in connection with the pursuit by Holder of any of its rights or remedies referred to herein or the protection of or realization of collateral or in connection with any of Holder’s collection efforts, whether or not suit on this Note, on any of the other Loan Documents or any foreclosure proceeding is filed, and all such costs and expenses shall be payable on demand and also shall be secured by the Mortgage and all other collateral at any time held by Holder as security for Borrower’s obligations to Holder.

13.	No Waiver or Oral Modification. It is agreed that:

(a)           No failure on the part of Holder to exercise any right or remedy hereunder, whether before or after the happening of a default, shall constitute a waiver of such default, any future default or of any other default;

(b)           No failure to accelerate the debt evidenced hereby by reason of default hereunder, or acceptance of a past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment or to impose late or delinquency charges thereafter or to impose such charges retroactively, nor shall it be deemed to be a novation by Holder of this Note or as a reinstatement by Holder of the debt evidenced hereby or as a waiver of such right of acceleration or any other right, nor be construed so as to preclude the exercise of any right which Holder may have, whether by the laws of the state governing this Note, by agreement or otherwise, and Borrower and each endorser hereby expressly waives the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing; and

(c)           This Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

14.          Waiver of Certain Notices. To the fullest extent permitted under applicable law, Borrower, for itself and its successors and assigns, and each endorser, if any, of this Note, for its heirs, successors and assigns, hereby waives presentment, protest, notice of protest, demand, diligence, notice of dishonor and of nonpayment, and waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisement, exemption and homestead now provided or which may hereafter be provided by any federal or state statute, including, but not limited to, exemptions provided by or allowed under any federal or state bankruptcy or insolvency laws, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

15.          Interest Not To Exceed Maximum Permitted By Law. It is the intention of the parties to conform strictly to the usury and other laws relating to interest from time to time in force, and all agreements between Borrower and Holder, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to Holder, or collected by Holder or for the use, forbearance or detention of the money to be loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein, in the Mortgage or in the Assignment, in the Loan Agreement in any other Loan Documents or in any other security agreement given to secure the indebtedness of Borrower to Holder, or in any other document heretofore, now or hereafter evidencing, securing or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”); and without limiting the foregoing:

(a)           If under any circumstances whatsoever fulfillment of any provision hereof or of the Mortgage, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve transcending the Maximum Amount, then ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount;

(b)           For the purposes of calculating the actual amount of interest paid and/or payable hereunder, in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the indebtedness of Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of all of such indebtedness, so that the actual rate of interest on account of such indebtedness is uniform through the term hereof; and

(c)           The terms and provisions of this Section 15 and Section 16 hereof shall control and supersede every other provision of all agreements between Borrower or any endorser and Holder.

16.          Payment in Excess of Maximum Amount. If under any circumstances Holder shall ever receive an amount deemed interest by applicable law, which would exceed the Maximum Amount, such amount that would be excessive interest under applicable usury laws or such other laws shall be deemed a payment in reduction of the Outstanding Balance and shall be so applied or shall be applied to the principal amount of other indebtedness secured by the Mortgage and not the payment of interest, or if such excessive interest exceeds the Outstanding Balance, and any other indebtedness of Borrower in favor of Holder, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Borrower or to any other person making such payment on Borrower’s behalf.

17.          Governing Law and Consent to Jurisdiction. Borrower and Holder agree that, in all respects, including all matters of construction and performance, the obligations arising under this Note shall be governed by and construed in accordance with the laws of the State of Illinois. Borrower does hereby irrevocably and unconditionally submit to the personal jurisdiction of the courts of the State of Illinois and does further irrevocably and unconditionally stipulate and agree that the Federal Courts in the State of Illinois shall (in addition to any jurisdiction of courts of which Holder may elect to avail itself) have jurisdiction to hear and finally determine any dispute, claim, controversy or action arising out of or connected (directly or indirectly) with the Loan and the Loan Documents. Borrower does hereby agree that final judgments in any action or proceedings shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect the right of Holder to bring an action or proceeding against the undersigned or its property in the courts of any other jurisdiction. To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court from legal process (whether through service or notice, attachment prior to judgment, attachment and aid of execution, execution or otherwise), with respect to the Borrower’s property, Borrower hereby unconditionally and irrevocably waives such immunity in respect of its obligations under the Loan and the Loan Documents. The foregoing consent, in advance, to the jurisdiction of the above-mentioned courts is a material inducement for Holder to make the Loan.

18.          No Joint Venture; Indemnity. Borrower and Holder intend that the relationship created under this Note, the Mortgage, the Loan Agreement and all other Loan Documents be solely that of debtor and creditor or mortgagor and mortgagee, as the case may be. Nothing herein or in the Mortgage is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship among Borrower and Holder, nor to grant Holder any interest in the Premises other than that of creditor or mortgagee, it being the intent of the parties hereto that Holder shall have no liability whatsoever for any losses generated by or incurred with respect to the Premises nor shall Holder have any control over the day to day management for operations of the Premises. The terms and provisions of this Section shall control and supersede over every other provision and all other agreements among Borrower and Holder. Borrower hereby agrees to indemnify and hold Holder harmless and defend Holder against any loss or liability, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) and all claims, actions, procedures and suits arising out of or in connection with any construction of the relationship of Borrower and Holder as that of joint venturers, partners, tenants in common, joint tenants or any relationship other than that of debtor and creditor, or any assertion that such a construction should be made, and arising out of a claim, assertion or litigation directly or indirectly brought by, or on behalf of Borrower, its members or their members. The foregoing indemnity shall survive the repayment of this Note and the satisfaction of the Mortgage and shall continue so long as any liability for which the indemnity is given may exist or arise.

19.          Time of Essence. Time is of the essence of this Note and of each provision in which time is an element.

20.          Waiver of Jury Trial. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY: THIS WAIVER BEING A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT THIS NOTE.

21.          Date of Performance. If the date for the performance of any term, provision or condition (monetary or otherwise) under this Note shall happen to fall on a Saturday, Sunday or non-Business Day, the date for the performance of such term, provision or condition shall, at the option of Borrower or Holder, be extended to the next succeeding Business Day immediately thereafter occurring, with interest on the Outstanding Balance at the Base Interest Rate provided in this Note to such next succeeding Business Day if such term, provision or condition shall result in the extension of any monetary payment due to Holder.

22.          Disbursement. Borrower hereby acknowledges receipt of and agrees that there is outstanding and evidenced hereby the entire $163,103,099.24 principal amount hereof.

23.          Receipt of Payment. Any payment which is made by wire transfer or other immediately available funds and which is actually received by Holder prior to 2:00 p.m. shall be deemed to have been received and cleared by Holder on the date of receipt.

24.          Binding upon Successors and Assigns. The provisions of this Note shall bind Borrower and its successors and assigns; provided, however, that nothing herein shall be construed as permitting Borrower to take any action in violation of the Mortgage.

25.          Disclaimer. The Loan Documents are intended solely for the benefit of Borrower and Holder and their successors and assigns; no third party shall have any rights or interest in any provisions of the Loan Documents or as a result of any action or inaction of Holder in connection therewith. Any actions taken by Holder or any representative of Holder (to review plans and specifications, to inspect the Premises or otherwise) are solely for Holder’s protection and neither the Borrower nor any other person shall be entitled to rely upon any such action.

26.          Prior Agreements. The Loan Documents supersede and cancel all prior loan applications, commitments, agreements and understandings, whether oral or written, with respect to the Loan, and all prior agreements and understandings are merged into the Loan Documents.

27.          Interpretation. This Note shall be interpreted in accordance with the provisions of Sections 1.3 of the Loan Agreement.

28.          Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

29.          Consent to Extensions and Releases of Collateral. The Borrower and any endorsers, sureties, guarantors and all others who are or may become liable for the payment hereof (a) expressly consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications hereof from time to time (other than modifications which increase the amount of the Loan or cause Borrower to incur expenditures) prior to or after the Maturity Date without notice, consent or consideration to any of the foregoing, (b) expressly agree to any substitution, exchange, addition or release of any party or person primarily or secondarily liable hereon, and (c) expressly agree that Holder shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder or against the other Loan Documents in order to enforce the payment of this Note.

30.          Joint and Several. Each Borrower shall be jointly and severally liable for payment of the Indebtedness and performance of all other obligations of Borrower (or any of them) under this Agreement or any other Loan Document.

31.	Notices. Notices shall be given as provided for in the Loan Agreement.

IN WITNESS WHEREOF, Borrower has executed this instrument by its duly authorized signatories on the date first above written.

CONTINENTAL TOWERS ASSOCIATES III, LLC,
an Illinois limited liability company

By: CTA GENERAL PARTNER, LLC, a
Delaware limited liability company, its Manager

By: CTA MEMBER, INC., a Delaware
corporation, its Managing Member

By: /s/ Paul G. Del Vecchio
Name: Yochanan Danziger, by Paul G.
Del Vecchio, Attorney-In-Fact
Title: President

CONTINENTAL TOWERS, L.L.C., a Delaware
limited liability company

By: CTA GENERAL PARTNER, LLC, a
Delaware limited liability company, its sole member

By: CTA MEMBER, INC., a Delaware
corporation, its Managing Member

By: /s/ Paul G. Del Vecchio
Name: Yochanan Danziger, by Paul G.
Del Vecchio, Attorney-In-Fact
Title: President